Exhibit 99.1

Empire Resorts Announces Bridge Loan and Rights Offering

MONTICELLO, N.Y., Nov. 5, 2010 -- Empire Resorts, Inc., (NASDAQ: NYNY) today announced that it has received a financing commitment from Kien Huat Realty III Limited (“Kien Huat”), the company’s largest stockholder, to provide a short-term bridge loan to the company in the aggregate principal amount of $35 million (the “Bridge Loan”).   If consummated, the proceeds of the Bridge Loan, together with available funds, will be used to repay in full the company’s obligations under its 5½% convertible senior notes due 2014 (the “Notes). Any proceeds not necessary for repayment of the Notes will be used for working capital and related fees and expenses.  The repayment of the Notes from the proceeds of the Bridge Loan would be made in accordance with the terms of that certain settlement agreement entered into by the company on September 23, 2010 among the trustee under the indenture governing the Notes and the beneficial owners of the Notes party thereto.

Following the extension of the Bridge Loan and the repayment of the Notes, the company intends to conduct a rights offering upon terms to be determined by the board of directors of the company.  In the rights offering, if conducted, the company would distribute to all holders of the company’s common stock a non-transferrable right to purchase additional shares of the company’s common stock at a price of $0.8837 per share, which is equivalent to the conversion price of the restated notes that would be issued pursuant to the settlement agreement if the Notes are not repurchased.  Kien Huat has also committed to exercise all of its basic rights to purchase additional shares allocated to Kien Huat with respect to its current ownership of the company’s common stock.  If, upon the completion of the rights offering, the proceeds of the rights offering are insufficient to repay in full all amounts outstanding on the Bridge Loan, Kien Huat has agreed to convert the full amount remaining unpaid into a convertible term loan with a term of two years at an interest rate of 5% per annum convertible into the company’s common stock at a price equal to the $0.8837 per share exercise price of the rights issued in the rights offering.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

SOURCE: Empire Resorts, Inc.

Empire Resorts, Inc.
Investor Relations
Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com